EXHIBIT 99.1

Contact:
Jeffrey Kaczka
Executive Vice President & Chief Financial Officer
MSC Industrial Direct Co., Inc.
(516) 812-1485

Investors/Media:
Eric Boyriven/Samantha Cohen
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2011 THIRD QUARTER
- Net Sales Rise 18.2% to $532.4 Million -
- Diluted Earnings per Share Increase 41% to a Record $0.97 -

Melville, NY, June 30, 2011 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2011 third quarter ended May 28, 2011.

Net sales for the third quarter of fiscal 2011 were $532.4 million, an increase of 18.2% over net sales of $450.4 million in the third quarter of fiscal 2010.  Operating income for the fiscal 2011 third quarter rose 39.4% to $98.1 million from $70.4 million in the same quarter a year ago.  As a percentage of net sales, operating margin increased to 18.4% in the third quarter of fiscal 2011 from 15.6% in the third quarter of fiscal 2010.  Net income for the third quarter of fiscal 2011 rose 40.3% to $62.1 million from $44.2 million a year ago.  Diluted earnings per share in the fiscal 2011 third quarter increased 40.6% to $0.97 (based on 63.6 million diluted shares outstanding), compared to $0.69 (based on 63.3 million diluted shares outstanding) in the third quarter of fiscal 2010.

For the first nine months of fiscal 2011, net sales increased 21.0% to $1.49 billion from $1.23 billion in the first nine months of fiscal 2010.  Operating income for the fiscal 2011 nine-month period was $255.9 million, or 17.2% of net sales, compared to $171.3 million, or 13.9% of net sales, in the first nine months of fiscal 2010.  For the fiscal 2011 nine-month period, the Company reported net income of $159.3 million, an increase of 49.9% over net income of $106.3 million a year ago.  Diluted earnings per share for the fiscal 2011 nine-month period were $2.50 (based on 63.3 million diluted shares outstanding), compared to $1.67 (based on 63.0 million diluted shares outstanding) a year ago, an increase of 49.7%.

David Sandler, President and Chief Executive Officer, said, “I’m thrilled with our performance in the fiscal third quarter and our entire fiscal year 2011 to date.  Coming out of the recession in 2010, we laid out a plan that included accelerated market share gains due to the power of our model and our investment initiatives.  It also included high expectations for earnings growth that would fuel operating margin expansion back towards our 18% annual historical high and beyond.  Assuming we achieve our fourth quarter guidance, we would cross over the $2 billion mark in annual revenues for the first time in company history and expand operating margins by 280 basis points to a projected annual level of 17.1%.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 THIRD QUARTER RESULTS	Page -2-

Erik Gershwind, Executive Vice President and Chief Operating Officer, stated, “Our third quarter performance was outstanding.  Our core manufacturing business boosted our results, as we benefited from healthy economic conditions and our share gain programs.  We translated high revenue growth to very high levels of earnings growth by continuing strong gross margin performance and leveraging our expense base.  This resulted in an 18.4% operating margin for the quarter.”

“Our solid fourth quarter guidance includes 13.5% revenue growth despite unusually large prior-year comparisons and a very tight government spending environment.  It also includes in excess of 20% growth in earnings per share and a contribution margin of 28%, despite temporary, downward pressure on our gross margins primarily due to seasonal mix, and to a lesser extent, slightly lower vendor rebate levels.  Our performance demonstrates the inherent leverage in our business.”

Mr. Sandler concluded, “Our company remains focused on executing our strategic plan.  We continue honing our repeatable formula within the Metalworking segment as our highest priority growth opportunity.  We have a unique combination of many years of market leadership, yet a low market share position, due to the fragmented nature of the market.  Our plan is to take that repeatable formula and extend it.  Over time, we will move into other product lines consumed on the manufacturing floor as well as other end markets outside of the narrow band of durable manufacturing that we excel in today.  All of this presents a huge runway opportunity for future, profitable growth in our business.”

For the fiscal 2011 fourth quarter, the Company expects net sales to be between $518 million and $530 million and expects diluted earnings per share for the fourth quarter of fiscal 2011 to be between $0.83 and $0.87.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2011 third quarter, and to comment on current operations.  The call may be accessed via the Internet on the home page of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website for four weeks.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC employs one of the industry’s largest sales forces and distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 320,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 22 million direct-mail catalogs, 100 branch sales offices, 1,015 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 THIRD QUARTER RESULTS	Page -3-

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, general economic conditions in the markets in which the Company operates, changing customer and product mixes,  risks associated with acquisitions, including difficulties with integrating acquired businesses, competition, industry consolidation and other changes in the industrial distribution sector, volatility in commodity and energy prices, the outcome of potential government or regulatory proceedings or future litigation, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, risk of loss of key suppliers, key brands or supply chain disruptions, dependence on the Company’s information systems,  and retention of key personnel.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 THIRD QUARTER RESULTS	Page -4-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets

(In thousands)

	May 28, 2011	August 28, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$136,771	$121,191
Accounts receivable, net of allowance for doubtful accounts	257,088	221,013
Inventories	321,859	285,985
Prepaid expenses and other current assets	19,612	20,498
Deferred income taxes	26,270	27,849
Total current assets	761,600	676,536

Property, plant and equipment, net	147,649	143,609
Goodwill	272,041	271,765
Identifiable intangibles, net	44,705	48,751
Other assets	5,723	12,662
Total assets	$1,231,718	$1,153,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term notes payable	$42	$39,361
Accounts payable	87,212	81,220
Accrued liabilities	59,355	69,704
Total current liabilities	146,609	190,285
Deferred income taxes and tax uncertainties	75,517	63,158
Total liabilities	222,126	253,443
Commitments and Contingencies
Shareholders’ Equity:
Class A common stock	51	48
Class B common stock	16	18
Additional paid-in capital	434,593	378,315
Retained earnings	729,811	675,968
Accumulated other comprehensive loss	(1,930)	(2,660)
Class A treasury stock, at cost	(152,949)	(151,809)
Total shareholders’ equity	1,009,592	899,880
Total liabilities and shareholders’ equity	$1,231,718	$1,153,323

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 THIRD QUARTER RESULTS	Page -5-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income

 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 28, 2011	May 29, 2010	May 28, 2011	May 29, 2010
Net sales	$532,366	$450,381	$1,488,555	$1,230,680
Cost of goods sold	280,804	245,499	793,001	671,064
Gross profit	251,562	204,882	695,554	559,616
Operating expenses	153,428	134,481	439,672	388,303
Income from operations	98,134	70,401	255,882	171,313
Other (Expense) Income:
Interest expense	(51)	(248)	(211)	(993)
Interest income	12	43	42	137
Other (expense) income, net	(120)	19	(123)	31
Total other expense	(159)	(186)	(292)	(825)
Income before provision for income taxes	97,975	70,215	255,590	170,488
Provision for income taxes	35,889	25,968	96,255	64,172
Net income	$62,086	$44,247	$159,335	$106,316
Per Share Information:
Net income per common share:
Basic	$0.97	$0.70	$2.52	$1.69
Diluted	$0.97	$0.69	$2.50	$1.67
Weighted average shares used in computing net income per common share:
Basic	63,183	62,790	62,809	62,509
Diluted	63,630	63,320	63,250	63,025
Cash dividend declared per common share	$0.22	$0.20	$1.66	$0.60

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2011 THIRD QUARTER RESULTS	Page -6-

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)
	Thirty-Nine Weeks Ended
	May 28, 2011	May 29, 2010
Cash Flows from Operating Activities:
Net income	$159,335	$106,316
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	21,531	19,250
Stock-based compensation	11,057	10,109
Loss on disposal of property, plant and equipment	3	16
Provision for doubtful accounts	1,949	1,029
Deferred income taxes and tax uncertainties	13,938	5,115
Excess tax benefits from stock-based compensation	(7,336)	(4,531)

Changes in operating assets and liabilities, net of amounts associated with business acquired:
Accounts receivable	(34,647)	(49,386)
Inventories	(28,191)	(20,311)
Prepaid expenses and other current assets	1,009	(1,632)
Other assets	6,673	7,829
Accounts payable and accrued liabilities	(30)	35,459
Total adjustments	(14,044)	2,947
Net cash provided by operating activities	145,291	109,263
Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(19,491)	(21,516)
Cash used in business acquisition	(10,073)	--
Net cash used in investing activities	(29,564)	(21,516)
Cash Flows from Financing Activities:
Purchases of treasury stock	(2,719)	(2,211)
Payment of cash dividends	(105,186)	(37,924)
Excess tax benefits from stock-based compensation	7,336	4,531
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,316	1,961
Proceeds from exercise of Class A common stock options	37,375	21,856
Paydown of the revolving credit line debt from credit facility	--	(95,000)
Repayments of notes payable under the credit facility and other notes	(39,319)	(38,565)
Net cash used in financing activities	(100,197)	(145,352)
Effect of foreign exchange rate changes on cash and cash equivalents	50	(67)
Net increase (decrease) in cash and cash equivalents	15,580	(57,672)
Cash and cash equivalents – beginning of period	121,191	225,572
Cash and cash equivalents – end of period	$136,771	$167,900
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$80,938	$53,771
Cash paid for interest	$93	$918

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